LOAN AGREEMENT

This Loan Agreement (“Agreement”) dated this 10th day of November, 2006, is

BETWEEN:

[NAME ], (“Lender”) OF THE FIRST PART,

AND,

Transaction Data Management Inc, a Nevada corporation, (the “Borrower”) OF THE SECOND PART.

AND:

FundsTech Corp, a Delaware corporation, (the “Guarantor”) OF THE THIRD PART.

IN CONSIDERATION OF the Lender loaning certain monies to the Borrower (the “Loan”), and the Borrower repaying the Loan to the Lender, and the Guarantor providing loan security and certain shares to the Borrower, all parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

1.

Loan Amount and Interest: The Lender promises to loan U.S. Funds EIGHTEEN THOUSAND and SEVEN HUNDRED DOLLARS ($18,700) (the “Principal”) to the Borrower and the Borrower promises to repay this Principal amount to the Lender, to the order of [NAME of ADDRESS], with interest payable on the unpaid Principal at the rate of twelve percent (12%) per annum, calculated monthly, not in advance.

2.

Loan Security: The Loan shall be held by Borrower in first place, such that this Loan, along with the other loans from lenders of the loans totaling $56,100 being entered into with two other debt holders under this same form and date of this Loan and Loan Agreement, shall be paid first before any other debt obligations of the Borrower. Further, the Loan shall be secured by twenty-five thousand (25,000) FundsTech Corp shares (the “Security”) such Security shares to be issued to the Lender by the Guarantor in the event that the Principal and interest payable have not been paid in full to the Lender by February 10th 2007.

3.	Maturity Date: Ninety (90) days following the receipt of the Principal amount.

4.	Extended Maturity Date: At the request of the Borrower and with the prior approval from the Lender, the Maturity date may be extended for a period of thirty (30) days past the Maturity Date.

5.	Term: the period from the date the Loan is deposited in the Borrowers account to the later of the Maturity Date or the Extended Maturity Date.

6.	Repayment of Loan: Principal together with interest shall be paid to the Lender at the end of the Term.

7.

Early Payment: The Borrower shall have the right to prepay all of the principal and accrued interest outstanding under this Loan Agreement (the “Optional Prepayment”) at any time before the Scheduled Maturity Date.

8.	Notices: If to Borrower or Guarantor: C/O: FundsTech Corp, 4425 Park Arroyo, Calabasas, CA 91302, Attention: Don Headlund. If to the Lender: [NAME of ADDRESS].

9.	Amendment Provision: This Loan Agreement and any provision hereof may be amended only by an instrument in writing signed by both the Lender and the Borrower.

10.	Assignability: This Loan Agreement is not assignable by either of the parties hereto unless both parties consent to such assignment.

11.

Governing Law; Jurisdiction. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties hereto irrevocably consent to settle any dispute in connection with this Loan Agreement using the arbitration facilities within the State of Florida and both parties hereto agree to be bound by the decision of such arbitration.

IN WITNESS WHEREOF, the Lender, the Borrower and the Guarantor have caused this Loan Agreement to be executed by their respective duly authorized officer.

For the Borrower:	For the Guarantor,

/s/ Michael Dodak	/s/ Michael Dodak
Michael Dodak	Don Headlund
CEO, Transaction Data Management Inc.	President, FundsTech Corp.

For the Lender:

By:	/s/
Name:	[NAME]